Exhibit 99.1

OpenTable Acquires JustChalo

SAN FRANCISCO, June 13, 2013 /PRNewswire/ -- OpenTable, Inc. (NASDAQ: OPEN), the world's leading provider of online restaurant reservations, today announced that it has acquired JustChalo Inc., a mobile technology company, pursuant to a stock and cash merger, with a transaction value of approximately $11 million based on the closing price of OpenTable stock on June 7, 2013.

"We're excited to welcome the talented JustChalo team to our mobile development group," said Joseph Essas, Chief Technology Officer of OpenTable. "Mobile is increasingly important to our business and the JustChalo team's expertise will help accelerate our development efforts in this area. We're looking forward to integrating JustChalo's engineers into our team and continuing to enhance the mobile experience for diners and our restaurant customers."

OpenTable has experienced a growing number of diners who are choosing to book via mobile devices. In the first quarter of 2013, reservations booked on mobile devices accounted for 36 percent of the 34 million diners OpenTable seated in North America. Since the introduction of its mobile solutions in November 2008, OpenTable has seated more than 60 million diners through reservations booked on mobile devices.

Solely as a result of the acquisition of JustChalo, OpenTable expects to incur incremental non-GAAP operating expenses of $0.9 million in its North America operations through the remainder of 2013 when compared with the guidance provided on May 2, 2013. These incremental non-GAAP operating expenses will reduce full year 2013 non-GAAP EPS by $0.02.The shares issued as consideration for this transaction are offset by shares repurchased during the quarter pursuant to a 10b5-1 trading plan under the Company's previously announced stock repurchase program.

About Non-GAAP Financial Information

The non-GAAP financial measures in this press release include non-GAAP operating expenses and non-GAAP EPS. Non-GAAP operating expenses exclude stock-based compensation expense, amortization of acquired intangibles expense and acquisition-related expenses. Non-GAAP EPS excludes the impact of stock-based compensation expense, amortization of acquired intangibles expense, acquisition-related expenses and the tax related impact of these adjustments.

Guidance is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of certain items that have been excluded from the forward-looking non-GAAP measures, and a reconciliation to the comparable GAAP guidance has not been provided because certain factors that are materially significant to OpenTable's ability to estimate the excluded items are not accessible or estimable on a forward-looking basis.

To supplement the Company's consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. Management believes it is useful to exclude stock-based compensation, acquisition-related expenses and amortization of acquired intangibles because they do not reflect the underlying performance of the Company's business operations. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate the Company's financial results. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for or superior to financial results determined in accordance with GAAP.

Background Information

The Company reports consolidated operations in U.S. dollars and operates in two geographic segments: North America and International. The North America segment is comprised of all operations in the United States, Canada and Mexico, and the International segment is comprised of all non-North America operations, which includes operations in Europe and Asia. The Company generates substantially all of its revenues from its restaurant customers. The Company's revenues primarily include monthly subscription fees, a fee for each restaurant guest seated through online reservations, and other revenue, including installation fees for the Electronic Reservation Book (including training).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. These forward-looking statements include guidance for the full year 2013 and the quotations from management in this press release. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may contribute to such differences include, among others, the Company's ability to accurately forecast revenues and expenses; worldwide economic conditions; the Company's ability to maintain an adequate rate of growth; the Company's ability to effectively manage its growth; the Company's ability to attract new restaurant customers; the Company's ability to increase the number of visitors to its websites and mobile applications and convert those visitors into diners; the Company's ability to retain existing restaurant customers and diners or encourage repeat reservations; the effects of increased competition; the Company's ability to successfully enter new markets and manage its international expansion; the impact of the fluctuations in currency exchange rates; the Company's ability to successfully manage any acquisitions of businesses, solutions or technologies; interruptions in service and any related impact on the Company's reputation; costs associated with defending intellectual property infringement and other claims; and the impact of natural catastrophic events. More information about potential factors that could affect the Company's business and financial results is contained in the Company's annual report on Form 10-K for the year ended December 31, 2012 and the Company's other filings with the SEC. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

About OpenTable, Inc.
OpenTable is the world's leading provider of online restaurant reservations, seating more than 12 million diners per month via online bookings across more than 28,000 restaurants. The OpenTable network connects restaurants and diners, helping diners discover and book the perfect table and helping restaurants deliver personalized hospitality to keep guests coming back. The OpenTable service enables diners to see which restaurants have available tables, select a restaurant based on verified diner reviews, menus and other helpful information, and easily book a reservation. In addition to the company's website and mobile apps, OpenTable powers online reservations for nearly 600 partners, including many of the Internet's most popular global and local brands. For restaurants, the OpenTable hospitality solutions enable them to manage their reservation book, streamline their operations and enhance their service levels. Since its inception in 1998, OpenTable has seated more than 450 million diners around the world. The Company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico and the UK. OpenTable also owns and operates toptable, the leading consumer destination site for restaurant reservations in the UK.

OpenTable, OpenTable.com, OpenTable logos, toptable and other service names are the trademarks of OpenTable, Inc. and/or its affiliates

CONTACT: Tiffany Fox, OpenTable, tfox@opentable.com, 415-344-4275